EXHIBIT 11


                         EARNINGS PER SHARE CALCULATIONS

Basic net income (loss) per share is based on the weighted average number of common shares outstanding during each year. Diluted net income (loss) per common share includes the dilutive effect of potential common shares outstanding. The Company calculates the dilutive effect of outstanding stock options and warrants using the treasury stock method. A reconciliation of earnings per share for the three and six months ended November 30, 2003 and 2002 is as follows:

                                              THREE MONTHS ENDED              THREE MONTHS ENDED
                                              NOVEMBER 30, 2003               NOVEMBER 30, 2002
                                            BASIC          DILUTED          BASIC          DILUTED
                                          -------------------------       -------------------------
Net earnings                              $ (47,167)      $ (47,167)      $ (22,842)      $ (22,842)
                                          ---------       ---------       ---------       ---------

Average shares outstanding                  763,565         763,565         813,565         813,565

  Effect of dilutive securities:
              Options and Warrants *              0               0               0               0
                                          ---------       ---------       ---------       ---------

Equivalent shares                           763,565         763,565         813,565         813,565
                                          ---------       ---------       ---------       ---------

Earnings per share                        $   (0.06)      $   (0.06)      $   (0.03)      $   (0.03)
                                          =========       =========       =========       =========

* All potential common shares are anti-dilutive for the three months ended November 30, 2002 and November 30, 2003.

                                              SIX MONTHS ENDED                SIX MONTHS ENDED
                                              NOVEMBER 30, 2003               NOVEMBER 30, 2002
                                            BASIC          DILUTED          BASIC         DILUTED
                                          ---------       ---------       ---------      ---------
Net earnings                              $(111,326)      $(111,326)      $   8,843      $   8,843
                                          ---------       ---------       ---------      ---------

Average shares outstanding                  763,565         763,565         813,565        813,565

  Effect of dilutive securities:
              Options and Warrants *              0               0               0         19,163
                                          ---------       ---------       ---------      ---------

Equivalent shares                           763,565         763,565         813,565        832,728
                                          ---------       ---------       ---------      ---------

Earnings per share                        $   (0.15)      $   (0.15)      $    0.01      $    0.01
                                          =========       =========       =========      =========

* All potential common shares are anti-dilutive for the six months ended November 30, 2003.


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